Exhibit 99.1

Imation Reports Third Quarter 2011 Financial Results

OAKDALE, Minn.--(BUSINESS WIRE)--October 25, 2011--Imation Corp. (NYSE:IMN) today released financial results for the quarter ended September 30, 2011.

The Company reported Q3 2011 net revenue of $308.6 million, down 9.8 percent from Q3 2010, an operating loss of $8.3 million, including litigation settlement and restructuring and other charges of $7.5 million, and a diluted loss per share of $0.38. Excluding the litigation settlement and restructuring and other charges, Q3 2011 operating loss would have been $0.8 million and diluted loss per share would have been $0.18 (see Tables Five and Six for non-GAAP measures). Operating results also reflected levy benefits and a gain from the sale of certain non-strategic intellectual property described below.

Imation President and Chief Executive Officer Mark Lucas commented: “We continued to deliver growth in our secure and scalable storage products during the quarter, though these revenues have not yet offset the declines in our traditional product categories. We remain committed to our goal of returning to revenue growth by the end of 2012. Within our traditional storage business, we continue to experience industry wide optical cost pressures, however, these impacts were offset in the quarter by the combined benefits of a reversal of European levies and our implementation of price increases. Overall, we are seeing continuing improvement of gross margins in secure and scalable storage and audio and video information products. We remain focused on steadily improving gross margins over the long term.”

“We are making progress in our strategic transformation to a global technology company. We have invested this year in key technology platforms in secure and scalable storage, including our acquisition of IronKey’s security hardware business and a new strategic partnership with IronKey for online services, which we completed this month. These actions augment our recent acquisitions of the assets of MXI Security and ENCRYPTX, creating a significant technology leadership position for securing mobile data and mobile workspaces. We also acquired certain assets of ProStor Systems, including InfiniVault™, adding to our new line of multi-tiered data-archive and data-protection appliances designed for small-and medium-sized businesses, launching in early 2012.”

“I am confident we are taking both the strategic and operational actions necessary to successfully execute on our vision,” Lucas concluded.

Q3 2011 Results Compared with Q3 2010

Net revenue for Q3 2011 was $308.6 million, down 9.8 percent from Q3 2010. Revenue was positively impacted by foreign currency translation of four percent. During Q3 2011, the Company changed the name of the electronics & accessories product category to audio and video information to better reflect the Company’s direction and future product offerings. From a product perspective, traditional storage revenue decreased 11.7 percent, scalable and secure storage revenue increased 3.4 percent, and audio and video information revenue decreased 12.9 percent. Within audio and video information, revenue from video products declined nearly 100 percent due to planned product rationalization while all other audio and video information products grew 7.9 percent. From a regional perspective, Americas revenue decreased 20.3 percent, Europe revenue decreased 5.2 percent, North Asia revenue increased 3.9 percent and South Asia revenue increased 8.3 percent.

Gross margin for Q3 2011 was 18.5 percent compared with 16.2 percent for Q3 2010. Overall gross margin for Q3 2011 was impacted by a number of factors. Optical gross margins improved as a result of European levy benefits in an amount of $7.2 million and price increases which, in total, were substantially offset by optical supplier cost increases. Gross margin was also impacted by the sale of certain non-strategic intellectual property which provided a net gain of $2.4 million and higher gross margins in several product categories including secure and scalable storage and audio and video information.

Selling, general and administrative (SG&A) expenses for Q3 2011 were $52.7 million, up $3.4 million compared with Q3 2010 expenses of $49.3 million due primarily to the additional ongoing SG&A expense related to Imation’s acquired businesses.

Research & development (R&D) expenses for Q3 2011 were $5.3 million, up $1.0 million compared with Q3 2010 expenses of $4.3 million as a result of the Company’s investment to support growth initiatives in secure and scalable storage products including the recent acquisitions.

Litigation settlement charges for Q3 2011 were $2.0 million related to the settlement of litigation with Advanced Research Corp.

Restructuring and other charges were $5.5 million in Q3 2011. Restructuring and other charges include $4.3 million related to the Company's previously announced restructuring programs, $0.9 million related to a pension settlement and $0.3 of acquisition and integration costs.

Operating Loss was $8.3 million in Q3 2011 compared with an operating loss of $2.3 million in Q3 2010. Excluding the litigation settlement and restructuring and other charges discussed above, adjusted operating loss would have been $0.8 million in Q3 2011 compared with adjusted operating income on the same basis of $2.0 million in Q3 2010 (see Tables Five and Six for non-GAAP measures).

Income tax provision was $2.1 million in Q3 2011 compared with an income tax benefit of $0.9 million in Q3 2010. The 2011 income tax provision represents tax expense related to income outside the United States. The Company maintains a valuation allowance related to its U.S. deferred tax assets and, therefore, no tax provision or benefit was recorded related to its 2011 U.S. results.

Loss per diluted share from continuing operations was $0.38 in Q3 2011 compared with a loss per diluted share from continuing operations of $0.06 in Q3 2010. Excluding the impacts of the litigation settlement and restructuring and other charges discussed above, adjusted loss per diluted share would have been $0.18 in Q3 2011 compared with adjusted earnings per diluted share of $0.02 in Q3 2010 (see Tables Five and Six).

Cash and cash equivalents ending balance was $232.9 million as of September 30, 2011, a decrease of $24.9 million during the quarter driven by working capital changes, a payment related to the 2009 Philips settlement and treasury stock purchases.

Webcast and Replay Information

A teleconference is scheduled for 9:00 AM Central Time today, October 25, 2011 and will be available on the Internet on a listen-only basis at www.ir.Imation.com or www.streetevents.com. The Company's quarterly financial results will be discussed.

A taped replay of the teleconference will be available beginning at 1:00 PM Central Time on October 25, 2011 until 5:00 PM Central Time on November 1, 2011 by dialing 888-211-2648 (access code 1549069). All remarks made during the teleconference will be current at the time of the teleconference and the replay will not be updated to reflect any subsequent developments.

Description of Tables

Table One - Consolidated Statements of Operations
Table Two - Consolidated Balance Sheets
Table Three - Supplemental Segment and Product Information
Table Four - Operations, Cash Flow and Additional Information
Table Five - Non-GAAP Financial Measures
Table Six - Non-GAAP Financial Measures

Non-GAAP Financial Measures

The Non-GAAP financial measurements (adjusted gross margin, adjusted operating income (loss) and adjusted earnings (loss) per diluted share) are provided to assist in understanding the impact of certain items on Imation's actual results of operations when compared with prior periods (see Tables Five and Six). Management believes this will assist investors in making an evaluation of Imation's performance against prior periods on a comparable basis by adjusting for these items. Management understands that there are material limitations on the use of Non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures for the purpose of analyzing financial performance. These Non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from Non-GAAP measures used by other companies. In addition, these Non-GAAP measures are not based on any comprehensive set of accounting rules or principles. This information should not be construed as an alternative to the reported results, which have been determined in accordance with accounting principles generally accepted in the United States of America.

About Imation Corp.

Imation Corp. (NYSE: IMN) is a leading global technology company dedicated to helping people and organizations store, protect and connect their digital world. The Company's portfolio of data storage and security products, electronics and accessories reaches customers in more than 100 countries through a powerful global distribution network. Imation Corp.'s global brand portfolio includes the Imation, Memorex, XtremeMac, TDK Life on Record, and MXI Security brands. Additional information about Imation is available at www.imation.com.

Risk and Uncertainties

Certain information contained in this press release which does not relate to historical information may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause our actual results in the future to differ materially from our historical results and those presently anticipated or projected. We wish to caution investors not to place undue reliance on any such forward-looking statements. Any forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date. Risk factors include our ability to successfully implement our strategy; our ability to grow our business in new products with profitable margins and the rate of revenue decline for certain existing products; the ready availability and price of energy and key raw materials or critical components; our ability to pass along raw materials price increases to our customers; changes in European law or practice related to the imposition or collectability of optical levies; our potential dependence on third parties for new product introductions or technologies in order to introduce our own new products; our ability to introduce new offerings in a timely manner, OEMs and other third parties and the market acceptance of newly introduced product and service offerings; continuing uncertainty in global and regional economic conditions; our ability to identify, integrate and realize the expected benefits from any acquisition which may occur in connection with our strategy; our ability to realize the benefits from our global sourcing and development strategy for magnetic data storage products and the related restructuring; the volatility of the markets in which we operate; foreign currency fluctuations; our ability to source and deliver products to our customers at acceptable quality, volume and cost levels; significant changes in discount rates and other assumptions used in the valuation of our pension plans; changes in tax laws, regulations and results of inspections by various tax authorities; our ability to meet our revenue growth, gross margin and earnings targets; our ability to secure adequate supply of certain high demand products at acceptable prices; our ability to efficiently source, warehouse and distribute our products globally; a material change in customer relationships or in customer demand for products; the future financial and operating performance of major customers and industries served; our ability to successfully defend our intellectual property rights and the ability or willingness of our suppliers to provide adequate protection against third party intellectual property or product liability claims; the possibility that our long-lived assets for any goodwill that we acquire in the future may become impaired; the outcome of any pending or future litigation; and the volatility of our stock price due to our results or market trends, as well as various factors set forth from time to time in our filings with the Securities and Exchange Commission.

Table One

IMATION CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except for per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	Sept 30		Sept 30
	2011	2010	2011	2010
Net revenue	$308.6	$342.3	$948.1	$1,062.5
Cost of goods sold	251.4	286.7	782.9	886.7
Gross profit	57.2	55.6	165.2	175.8

Operating expense:
Selling, general and administrative	52.7	49.3	150.8	153.9
Research and development	5.3	4.3	15.0	12.6
Litigation settlement	2.0	-	2.0	-
Goodwill impairment	-	-	1.6	23.5
Restructuring and other	5.5	4.3	16.8	11.7
Total	65.5	57.9	186.2	201.7

Operating (loss) income	(8.3)	(2.3)	(21.0)	(25.9)

Other (income) and expense:
Interest income	(0.2)	(0.2)	(0.6)	(0.6)
Interest expense	0.8	1.2	2.7	3.3
Other, net	3.1	(0.1)	6.2	4.9
Total	3.7	0.9	8.3	7.6

(Loss) income before income taxes	(12.0)	(3.2)	(29.3)	(33.5)

Income tax provision (benefit)	2.1	(0.9)	4.5	(13.0)

(Loss) income from continuing operations	(14.1)	(2.3)	(33.8)	(20.5)

Discontinued operations:
(Loss) income from operations of discontinued businesses, net of income taxes	-	(0.1)	-	(0.2)

(Loss) income from discontinued operations	-	(0.1)	-	(0.2)

Net (loss) income	$(14.1)	$(2.4)	$(33.8)	$(20.7)

(Loss) earnings per common share - basic:
Continuing operations	$(0.38)	$(0.06)	$(0.89)	$(0.54)
Discontinued operations	-	-	-	(0.01)
Net income	(0.38)	(0.06)	(0.89)	(0.55)

(Loss) earnings per common share - diluted:
Continuing operations	$(0.38)	$(0.06)	$(0.89)	$(0.54)
Discontinued operations	-	-	-	(0.01)
Net income	(0.38)	(0.06)	(0.89)	(0.55)

Weighted average shares outstanding
Basic	37.5	37.9	37.8	37.8
Diluted	37.5	37.9	37.8	37.8

Table Two

IMATION CORP.
CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	Sept 30,	December 31,
	2011	2010
ASSETS
Current assets
Cash and cash equivalents	$232.9	$304.9
Accounts receivable, net	212.4	258.8
Inventories	235.3	203.3
Other current assets	60.1	74.2

Total current assets	740.7	841.2

Property, plant and equipment, net	57.6	66.9
Intangible assets, net	317.5	320.4
Goodwill	21.9	-
Other assets	25.6	22.5

Total assets	$1,163.3	$1,251.0

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$201.2	$219.2
Other current liabilities	153.2	172.3

Total current liabilities	354.4	391.5

Other liabilities	75.1	77.8

Total liabilities	429.5	469.3

Shareholders' equity	733.8	781.7

Total liabilities and shareholders' equity	$1,163.3	$1,251.0

Table Three

IMATION CORP.
SUPPLEMENTAL SEGMENT AND PRODUCT INFORMATION
(Dollars in millions)
(Unaudited)

	Three months ended		Three months ended
	Sept 30,		Sept 30,
	2011		2010		% Change
	Revenue	% Total	Revenue	% Total
Americas	$141.4	45.8%	$177.5	51.8%	-20.3%
Europe	56.8	18.4%	59.9	17.5%	-5.2%
North Asia	75.3	24.4%	72.5	21.2%	3.9%
South Asia	35.1	11.4%	32.4	9.5%	8.3%
Total	$308.6	100.0%	$342.3	100.0%

	Revenue	% Total	Revenue	% Total
Traditional storage
Optical products	$126.8	41.1%	$147.3	43.0%	-13.9%
Magnetic products	76.9	24.9%	83.4	24.4%	-7.8%
Other traditional storage	13.0	4.2%	14.8	4.3%	-12.2%
Total traditional storage	216.7	70.2%	245.5	71.7%	-11.7%
Secure and scalable storage *	48.2	15.6%	46.6	13.6%	3.4%
Audio and video information **	43.7	14.2%	50.2	14.7%	-12.9%
Total	$308.6	100.0%	$342.3	100.0%

	Operating Income (Loss)	OI %	Operating Income (Loss)	OI %
Americas	$(0.8)	-0.6%	$8.9	5.0%	-109.0%
Europe	4.6	8.1%	(1.5)	-2.5%	NM
North Asia	(0.3)	-0.4%	2.1	2.9%	-114.3%
South Asia	1.4	4.0%	1.0	3.1%	40.0%
Corp/Unallocated (1)	(13.2)	NM	(12.8)	NM	NM
Total	$(8.3)	-2.7%	$(2.3)	-0.7%

	Gross Margin		Gross Margin

Traditional storage	19.9%		18.1%
Secure and scalable storage *	15.6		10.5
Audio and video information **	15.1		12.4
Total	18.5%		16.2%

	Nine months ended Sept 30,		Nine months ended Sept 30,
	2011		2010		% Change
	Revenue	% Total	Revenue	% Total
Americas	$427.3	45.1%	$520.4	49.0%	-17.9%
Europe	183.2	19.3%	211.1	19.9%	-13.2%
North Asia	229.6	24.2%	226.8	21.3%	1.2%
South Asia	108.0	11.4%	104.2	9.8%	3.6%
Total	$948.1	100.0%	$1,062.5	100.0%

	Revenue	% Total	Revenue	% Total
Traditional storage
Optical products	$383.8	40.4%	$457.9	43.2%	-16.2%
Magnetic products	244.7	25.8%	257.6	24.2%	-5.0%
Other traditional storage	38.6	4.1%	47.6	4.5%	-18.9%
Total traditional storage	667.1	70.4%	763.1	71.9%	-12.6%
Secure and scalable storage *	156.3	16.5%	153.0	14.4%	2.2%
Audio and video information **	124.7	13.2%	146.4	13.8%	-14.8%
Total	$948.1	100.0%	$1,062.5	100.0%

	Operating Income (Loss)	OI %	Operating Income (Loss)	OI %
Americas	$2.3	0.5%	$27.4	5.3%	-91.6%
Europe	7.8	4.3%	(1.2)	-0.6%	NM
North Asia	9.1	4.0%	7.6	3.4%	19.7%
South Asia	2.3	2.1%	3.0	2.9%	-23.3%
Corp/Unallocated (1)	(42.5)	NM	(62.7)	NM	NM
Total	$(21.0)	-2.2%	$(25.9)	-2.4%

	Gross Margin		Gross Margin

Traditional storage	19.0%		18.9%
Secure and scalable storage *	14.1		8.9
Audio and video information **	14.3		12.4
Inventory write-offs related to restructuring programs	(0.2)		-
Total	17.4%		16.5%

NM - Not Meaningful

(1) Corporate and unallocated amounts include inventory write-offs related to restructuring programs, litigation settlement, goodwill impairment, research and development expense, corporate expense, stock-based compensation expense, and restructuring and other charges that are not allocated to the regional markets we serve. We believe this avoids distorting the operating income for the regional segments.

* During Q2 2011 the Company changed the name of the emerging storage product category to secure and scalable storage to better reflect the Company's direction and future product offerings.
** During Q3 2011 the Company changed the name of the electronics and accessories product category to audio and video information to better reflect the Company's direction and future product offerings.

Table Four

IMATION CORP.
OPERATIONS, CASH FLOW AND ADDITIONAL INFORMATION
(Dollars in millions)
(Unaudited)

	Three Months Ended		Nine Months Ended
(Dollars in millions)	Sept 30		Sept 30
	2011	2010	2011	2010
Operations
Gross Profit	$57.2	$55.6	$165.2	$175.8
Gross Margin %	18.5%	16.2%	17.4%	16.5%
Operating (Loss) Income	$(8.3)	$(2.3)	$(21.0)	$(25.9)
Operating (Loss) Income %	-2.7%	-0.7%	-2.2%	-2.4%
Tax Rate %	-17.5%	28.1%	-15.4%	38.8%

Cash Flow
Capital Spending	$1.6	$2.2	$6.1	$5.7
Depreciation	$2.7	$4.3	$8.4	$13.4
Amortization	$6.6	$5.9	$18.8	$17.7

Cash and cash equivalents - end of period			$232.9	$256.8

Asset Utilization Information *
	Sept 30	December 31
	2011	2010

Days Sales Outstanding (DSO)	59	57
Days of Inventory Supply	74	69
Debt to Total Capital	0.0%	0.0%

Other Information

Approximate employee count as of September 30, 2011:		1,075
Approximate employee count as of December 31, 2010:		1,115
Book value per share as of September 30, 2011:		$19.67
Shares used to calculate book value per share (millions):		37.3
Imation repurchased 413,060 shares of its stock during the quarter.
Authorization for repurchase of approximately 1.2 million shares remains outstanding based on latest Board authorization.

These operational measures, which we regularly use, are provided to assist in the investor's further understanding of our operations.

Days Sales Outstanding is calculated using the count-back method, which calculates the number of days of most recent revenue that are reflected in the net accounts receivable balance.

Days of Inventory Supply is calculated using the current period inventory balance divided by an estimate of the inventoriable portion of cost of goods sold expressed in days.

Debt to Total Capital is calculated by dividing total debt (long term plus short term) by total shareholders' equity and total debt.

Table Five

IMATION CORP.
Non-GAAP Financial Measures
(In millions, except for per share amounts)
(Unaudited)

	Three Months Ended			Three Months Ended
	Sept 30, 2011			Sept 30, 2010
	GAAP	Adj *	Adjusted Non-GAAP	GAAP	Adj *	Adjusted Non-GAAP
Net revenue	$308.6	$-	$308.6	$342.3	$-	$342.3
Cost of goods sold	251.4	-	251.4	286.7	-	286.7
Gross profit	$57.2	$-	$57.2	$55.6	$-	$55.6

Gross margin	18.5%		18.5%	16.2%		16.2%

Operating (loss) income	$(8.3)	$7.5	$(0.8)	$(2.3)	$4.3	$2.0

Income tax provision (benefit)	$2.1	$-	$2.1	$(0.9)	$1.4	$0.5

(Loss) income from continuing operations	$(14.1)	$7.5	$(6.6)	$(2.3)	$2.9	$0.6

(Loss) earnings per common share from continuing operations
Diluted	$(0.38)		$(0.18)	$(0.06)		$0.02

Weighted average shares outstanding
Diluted	37.5		37.5	37.9		38.0

	Nine Months Ended			Nine Months Ended
	Sept 30, 2011			Sept 30, 2010
	GAAP	Adj *	Adjusted Non-GAAP	GAAP	Adj *	Adjusted Non-GAAP
Net revenue	$948.1	$-	$948.1	$1,062.5	$-	$1,062.5
Cost of goods sold	782.9	(1.5)	781.4	886.7	-	886.7
Gross profit	$165.2	$1.5	$166.7	$175.8	$-	$175.8

Gross margin	17.4%		17.6%	16.5%		16.5%

Operating (loss) income	$(21.0)	$21.9	$0.9	$(25.9)	$35.2	$9.3

Income tax provision (benefit)	$4.5	$0.4	$4.9	$(13.0)	$13.4	$0.4

(Loss) income from continuing operations	$(33.8)	$21.5	$(12.3)	$(20.5)	$21.8	$1.3

(Loss) earnings per common share from continuing operations
Diluted	$(0.89)		$(0.32)	$(0.54)		$0.03

Weighted average shares outstanding
Diluted	37.8		37.8	37.8		37.9

* See Table Six

Table Six

IMATION CORP.
Non-GAAP Financial Measures
(In millions, except for per share amounts)
(Unaudited)

Operating (loss) income / Adjusted operating income

	Three Months Ended		Nine Months Ended
	Sept 30		Sept 30
	2011	2010	2011	2010
Operating (loss) income from continuing operations:	$(8.3)	$(2.3)	$(21.0)	$(25.9)
Restructuring and other
Restructuring	4.3	2.3	6.4	9.7
Facility disposal	-	-	7.0	-
Pension settlement	0.9	2.0	1.9	2.0
Acquisitions and integration	0.3	-	1.5	-
Litigation settlement	2.0	-	2.0	-
Goodwill impairment	-	-	1.6	23.5
Inventory write-downs related to restructuring programs included in cost of good sold	-	-	1.5	-
Total adjustments	7.5	4.3	21.9	35.2
Adjusted operating income from continuing operations - Non-GAAP	$(0.8)	$2.0	$0.9	$9.3

Effect on diluted EPS:
(Loss) income from continuing operations	$(0.38)	$(0.06)	$(0.89)	$(0.54)
Restructuring and other
Restructuring	0.12	0.08	0.17	0.21
Facility disposal	-	-	0.19	-
Pension settlement	0.02	-	0.05	-
Acquisitions and integration	0.01	-	0.04	-
Litigation settlement	0.05		0.05
Goodwill impairment	-	-	0.04	0.37
Inventory write-downs related to restructuring programs included in cost of good sold	-	-	0.04	-
Adjusted diluted EPS - Non-GAAP	$(0.18)	$0.02	$(0.31)	$0.04

The Non-GAAP financial measurements (adjusted operating income (loss) from continuing operations, adjusted diluted EPS) are provided to assist in understanding the impact of certain items on Imation's actual results of operations when compared with prior periods. Management believes this will assist investors in making an evaluation of Imation's performance against prior periods on a comparable basis by adjusting for these items. Management understands that there are material limitations on the use of Non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures for the purpose of analyzing financial performance. These Non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from Non-GAAP measures used by other companies. In addition, these Non-GAAP measures are not based on any comprehensive set of accounting rules or principles. This information should not be construed as an alternative to the reported results, which have been determined in accordance with accounting principles generally accepted in the United States of America.

CONTACT:
Imation Corp.
Scott Robinson, 651-704-4311
Email: srobinson@imation.com